ROSS MILLER
Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: nvsos.gov
	Filed in the office of	Document Number
20090006911-48
Filing Date and Time 01/07/2009 8:00 AM
Ross Miller Secretary of State State of Nevada
Entity Number E0875822007-6
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

                                                                                    ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:
Green Bikes Rental Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 - Name of Corporation: Affinity Mediaworks Corp.

Article 3 - Shares:

The number of shares with par value shall be increased to 200,000,000, with no change in par value.

Effective as of January 22, 2009 (the "Effective Date"), all issued and outstanding shares of common stock of the Corporation automatically shall be increased at a rate of twenty-for-one (the "Forward Split") without the necessity of any further action on the part of toe holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Effective Date of the Forward Split (the "Existing Common") into new certificates representing the appropriate number of shares of Common Stock resulting from the increase ("New Common").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise atleast a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    79.7%

4. Effective date of filing: (optional)	January 22,2009
(must not be later than 90 days after the certificate la filed)
5. Signature: (required)

Signature of Officer

"If any proposed amendment would alter or change any preference or any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit- After
Revised: 7-1-08